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                                                                     EXHIBIT 2.3


                                ESCROW AGREEMENT


         This Escrow Agreement is made as of this 24th day of February, 1997 (the "Agreement"), by and among State Street Bank and Trust Company, a Massachusetts trust company ("Escrow Agent"), Geoworks, a California corporation ("Parent") and David Edward John Crisp, as agent of certain of the Company's shareholders ("Securityholders' Agent"). Terms not otherwise defined herein shall have the meaning set forth in the Offer or the Warranty (each as defined below), copies of which are attached hereto.

                                   WITNESSETH

         Parent desires to acquire all of the outstanding Ordinary and Preference Shares of Eden Group Limited, a corporation organized under the laws of England and Wales (the "Company"), pursuant to that certain Offer document distributed to all shareholders and optionees of the Company (the "Offer"), and pursuant to that certain Warranty and Covenant Agreement dated as of February 12, 1997 (the "Warranty Agreement") among Geoworks and certain shareholders and officers of the Company set forth in schedules thereto, including the persons listed in Annex A hereof (the persons listed in Annex A hereof referred to collectively as, the "Indemnifying Shareholders"); and

         WHEREAS, pursuant to Article 4.5 of the Warranty ("Article 4.5"), an escrow fund (the "Escrow Fund") will be established to compensate Parent for certain Losses it may incur by reason of any inaccuracy or breach of the warranties contained in Schedule 3 of the Warranty Agreement or any failure by the Company, the Warrantors or the Principal Sellers (as each such term is defined in the Warranty Agreement) to perform or comply with any covenants contained in the Warranty Agreement; and

         WHEREAS, the Securityholders' Agent has been constituted as agent for and on behalf of the Indemnifying Shareholders to undertake certain obligations specified in this Agreement; and

         WHEREAS, Article 4.5 provides for the establishment of an Escrow Fund of 65,212 shares of the Parent Common Stock upon the Acquisition otherwise payable to the Indemnifying Shareholders, such Escrow Fund to be held by the Escrow Agent; and

         WHEREAS, the parties hereto desire to set forth further terms and conditions in addition to those set forth in the Offer relating to the operation of the Escrow Fund.

         NOW, THEREFORE, the parties hereto, in consideration of the mutual covenants contained herein, and intending to be legally bound, hereby agree as follows:

         1. Escrow and Escrow Shares. Pursuant to the Offer, Parent shall deposit in escrow with the Escrow Agent, as escrow agent, a stock certificate or certificates representing 65,212 shares of Parent Common Stock (the "Escrow Shares"), which shall be registered in the name of the Escrow Agent as nominee for the beneficial owners of such shares. The Escrow Shares shall be held and distributed by the Escrow Agent in accordance with the terms and conditions of this Agreement. The number of Escrow Shares held on behalf of each Indemnifying Shareholder is set forth in Annex A attached hereto. The






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Escrow Fund shall be available to compensate Parent and its affiliates for any claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys' fees and expenses, and expenses of investigation and defense (hereinafter individually a "Loss" and collectively "Losses") incurred by Parent, its officers, directors, or affiliates directly or indirectly as a result of any inaccuracy or breach of a warranty of the Company, the Warrantors or the Principal Sellers made in the Warranty Agreement (as modified by the Company Schedules), or any failure by the Company, the Warrantors or the Principal Sellers to perform or comply with any covenant contained therein. Parent and the Company each acknowledge that such Losses, if any, would relate to unresolved contingencies existing at the Completion, which if resolved at the Completion (as defined in the Offer) would have led to a reduction in the Consideration Shares (as defined in the Offer).

         2. Rights and Obligations of the Parties. The Escrow Agent shall be entitled to such rights and shall perform such duties of the Escrow Agent as set forth herein (collectively, the "Duties") in accordance with the terms and conditions of this Agreement. Parent, Company and the Securityholders' Agent shall be entitled to their respective rights and shall perform their respective duties and obligations as set forth herein, in accordance with the terms hereof. The duties and obligations of the Escrow Agent shall be determined solely with reference to this Agreement. In the case of the other parties to this Agreement, however, in the event that the terms of this Agreement conflict in any way with the provisions of Article 4.5, Article 4.5 shall control.

         3.      Escrow Period; Escrow Fund.

                 a. The period of time during which the Escrow Fund shall be in existence (the "Escrow Period") shall commence immediately following the Completion, which shall be set forth in a certificate of Parent delivered to the Escrow Agent, and shall terminate at 5:00 p.m., California time, on December 31, 1997 (the "Release Date"); provided, however, that a portion of the Escrow Shares and other assets held in the Escrow Fund, which is necessary to satisfy any unsatisfied claims specified in any Officer's Certificate theretofore delivered to the Escrow Agent prior to termination of the Escrow Period with respect to facts and circumstances existing prior to expiration of the Escrow Period shall remain in the Escrow Fund until such claims have been resolved. As soon as practicable after all such claims have been finally resolved, the Escrow Agent shall requisition from the transfer agent, if necessary, and deliver to such Indemnifying Shareholders, at their addresses set forth in a certificate of the Securityholders' Agent, all of the Escrow Shares and other property remaining in the Escrow Fund and not required to satisfy such claims and expenses. Each Indemnifying Shareholder shall receive that number of Escrow Shares (and cash in lieu payments when appropriate), and a portion of any other assets held in the Escrow Fund, which bears the same relationship to the total number of Escrow Shares and other assets in the Escrow Fund and available for distribution as the number of Escrow Shares set forth opposite the name of each such Indemnifying Shareholder on Annex A hereto bears to 65,212, as calculated by the Securityholders' Agent.

                 b.       Upon receipt of written notice from the
Securityholders' Agent to the Escrow Agent (a) directing the Escrow Agent to sell a number of shares of the Escrow Shares set forth in such notice, (b) specifying how the proceeds of such sales are to be allocated for tax-reporting purposes, setting forth, as appropriate, the names, addresses and social security or tax identification numbers of



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each person to whom a sale is to be attributed, (c) certifying that the restrictions on the transferability of such shares applicable to affiliates of Subsidiary pursuant to pooling of interest rules, as set forth in the Affiliate Agreement among such affiliates, Parent and Subsidiary have expired, (d) further certifying that such sale may be effected pursuant to the terms of the Declaration of Registration Rights made by Parent for the benefit of Company shareholders, (e) identifying the name, address and telephone number of a broker through whom such sale should be made, (f) setting forth such broker's good faith estimate of the commissions and expenses that will be incurred to make such sale and (g) accompanied by a check in the amount of 100% of the amount of such estimated commissions and expenses, which such amount shall be paid or forwarded to such broker by the Escrow Agent (a "Sales Notice"), the Escrow Agent shall sell that number of Escrow Shares as is indicated in and in accordance with the Sales Notice. Any such sales effectuated at the request of the Indemnifying Shareholders shall be made on a pro rata basis for all Indemnifying Shareholders from among the Escrow Shares then held in Escrow.
The Securityholders' Agent and the Indemnifying Shareholders agree that any such sales shall be made in a single transaction or group of transactions effected over not more than a three (3) day period, the aggregate gross sales proceeds of which are expected as of the date of receipt by the Escrow Agent of the Sales Notice to be not less than $250,000. The Escrow Agent may rely on the Sales Notice without inquiry and shall have no liability to the Securityholders' Agent, the Indemnifying Shareholders or any other party for relying on the Sales Notice or effectuating a sale or sales of Escrow Shares in accordance with the Sales Notice. The Securityholders' Agent and the Indemnifying Shareholders, jointly and severally, agree to indemnify and hold harmless the Escrow Agent from and against all liability and costs, other than
(a) the commissions and expenses of the broker set forth in the Sales Notice and (b) any liabilities and costs caused by the gross negligence or willful misconduct of the Escrow Agent, incurred in connection with making any sale of Escrow Shares in accordance with a Sales Notice. To secure such indemnity obligation, the Escrow Agent shall have a first lien on any Escrow Shares or other property otherwise distributable to the Indemnifying Shareholders (but not on any Escrow Shares or any other property distributable to Parent). If the actual commissions and expenses of effecting a sale directed in a Sales Notice are less than the amount of funds advanced by the Securityholders' Agent with such Sales Notice, the Escrow Agent may keep the excess as a fee for effecting the sale.

                 c. All proceeds from the sale of Escrow Shares shall be held in escrow as part of the Escrow Fund on the same basis as Escrow Shares are held.

         4. Duties of Escrow Agent. The Duties of the Escrow Agent shall include the following:

                 a. The Escrow Agent shall hold and safeguard the Escrow Shares and any other assets in the Escrow Fund during the Escrow Period, shall treat such Escrow Fund in accordance with the terms of this Agreement and not as the property of Parent or the Indemnifying Shareholders, and shall hold and dispose of the Escrow Shares and any other assets in the Escrow Fund only in accordance with the terms hereof.

                 b. Each Indemnifying Shareholder shall have voting rights with respect to such Shareholder's proportionate interest in the shares of Parent Common Stock remaining in the Escrow Fund (and on any voting securities added to the Escrow Fund in respect of such shares of Parent Common Stock). The Escrow Shares shall be voted by the Escrow Agent on behalf of the Indemnifying





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Shareholders in accordance with the written instruction received by the Escrow
Agent from the Securityholders' Agent. The Securityholders' Agent agrees with the Indemnifying Shareholders (but the Escrow Agent need not verify) that such instructions shall be in conformance with the written instructions received by the Securityholders' Agent from each Indemnifying Shareholder. In the absence of such written instructions, received by the Escrow agent at least five business days prior to the date on which such shares must be voted, the Escrow Agent need not vote such shares. The Escrow Agent shall forward all proxy information and other reports it receives with respect to Escrow Shares to the Securityholders' Agent.

                 c. In making any distribution of Escrow Shares pursuant to the terms of this Agreement, the Escrow Agent shall round down (if necessary) to a whole number of shares and pay to each Indemnifying Shareholder, as appropriate, from funds provided by Parent, cash in lieu of the fractional interests not distributed. Any shares for which Parent has provided cash in lieu payments shall be distributed to Parent, which shall be deemed to have purchased them.

         5.      Claims Upon Escrow Fund.

                 a. Upon receipt by the Escrow Agent at any time on or before the last day of the Escrow Period of a certificate signed by the President, any Vice President or General Counsel of Parent (an "Officer's Certificate") (A) stating that Parent has paid or properly accrued or reasonably anticipates that it will have to pay or accrue Losses (expressed in U.S. Dollars at a conversion rate of 1.6113 U.S. Dollars to a British Pound (the "Conversion Rate")), and (B) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid or properly accrued, or the basis for such anticipated liability, and the nature of the misrepresentation, breach of warranty or covenant to which such item is related, the Escrow Agent shall, subject to the provisions of Section 6 hereof, deliver to Parent out of the Escrow Fund, as promptly as practicable, Escrow Shares (or a combination of Escrow Shares and cash determined in accordance with Section 4(c) hereof) having a value (determined pursuant to Section 5(b)) equal to such Losses.

                 b. For the purposes of determining the number of Escrow Shares to be delivered to Parent pursuant to Section 5(a) hereof, the shares of Parent Common Stock shall be valued at the average of the closing prices of Parent's Common Stock on the principal securities exchange on which Parent's Common Stock is then traded, or if not so traded, the National Market System of the National Association of Securities Dealers Automated Quotation system, in either case as reported in The Wall Street Journal, for the thirty (30) consecutive trading days ending on the date that is one (1) trading day prior to the Completion. Parent and the Securityholders' Agent shall certify such fair market value in a certificate signed by both Parent and the Securityholders' Agent, and shall deliver such certificate to the Escrow Agent.

                 c. Parent may not receive any shares from the Escrow Fund unless and until Officer's Certificates (as defined in Section 5(a) above) identifying Losses, the aggregate amount of which exceed $241,695, which Parent, the Securityholders' Agent and the Indemnifying Shareholders agree is the equivalent of L.150,000, converted to U.S. Dollars at the Conversion Rate, have been delivered to the





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Escrow Agent as provided in Section 6.  In such case, Parent may recover from the Escrow Fund the total of its Losses, including the first $241,695.

                 d. To the extent that the aggregate amount of Losses for which Parent is entitled to receive indemnification exceeds the value of Escrow Shares then held in the Escrow Fund, Parent shall be entitled to receive, in addition to all Escrow Shares then held in the Escrow Fund, other assets held in the Escrow Fund equal to the lesser of (i) all other assets held in the Escrow Fund or (ii) the amount by which the Losses for which the Parent is entitled to indemnification exceeds the value of the Escrow Shares then held in the Escrow Fund.

         6. Objections to Claims. At the time of delivery of any Officer's Certificate to the Escrow Agent, a duplicate copy of such certificate shall be delivered to the Securityholders' Agent, and for a period of thirty
(30) days after receipt by the Escrow Agent of an Officer's Certificate, the Escrow Agent shall make no delivery to Parent of any Escrow Amounts pursuant to
Section 5 hereof unless the Escrow Agent shall have received written authorization from the Securityholders' Agent to make such delivery. After the expiration of such thirty (30) day period, the Escrow Agent shall make delivery of shares of Parent Common Stock (and, if applicable under Section 4(c) or Section 5(d), other assets in the Escrow Fund) from the Escrow Fund in accordance with Section 5 hereof, provided that no such payment or delivery may be made if the Securityholders' Agent shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to the Escrow Agent prior to the expiration of such thirty (30) day period.

         7.      Resolution of Conflicts; Arbitration.

                 a. In case the Securityholders' Agent shall so object in writing to any claim or claims made in any Officer's Certificate, the Securityholders' Agent and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Securityholders' Agent and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and distribute shares of Parent Common Stock (and, if applicable, other assets) from the Escrow Fund in accordance with the terms thereof.

                 b. If no such agreement can be reached after good faith negotiation, either Parent or the Securityholders' Agent may demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by three arbitrators. Parent and the Securityholders' Agent shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The arbitrators shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrators, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrators shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys' fees and costs, to the same extent as a court of competent law or equity, should the arbitrators determine that discovery was sought without substantial justification or that discovery was





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refused or objected to without substantial justification.  The decision of a majority of the three arbitrators as to the validity and amount of any claim in such Officer's Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Section 6 hereof, the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Fund in accordance therewith. Such decision, which shall be furnished to the Escrow Agent, shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrators.

                 c. Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in Alameda County, California under the rules then in effect of the American Arbitration Association. For purposes of this Section 7, in any arbitration hereunder in which any claim or the amount thereof stated in the Officer's Certificate is at issue, Parent shall be deemed to be the Non-Prevailing Party in the event that the arbitrators award Parent one-half (1/2) or less of the disputed amount; otherwise, the shareholders of the Company as represented by the Securityholders' Agent shall be deemed to be the Non-Prevailing Party. The Non-Prevailing Party to an arbitration shall pay its own expenses, the fees of each arbitrator, the administrative costs of the arbitration and the expenses, including without limitation, reasonable attorneys' fees and costs, incurred by the other party to the arbitration.

         8.      Securityholders' Agent; Power of Attorney.

                 a. In the event that the Offer is accepted, effective upon Completion (as set forth in a certificate delivered to the Escrow Agent pursuant to Section 3(a)), and without further act of any Indemnifying Shareholder, David Edward John Crisp shall be appointed Securityholders' Agent, as agent and attorney-in-fact for each Indemnifying Shareholder, for and on behalf of Indemnifying Shareholders, to give and receive notices and communications, to authorize delivery to Parent of shares of Parent Common Stock from the Escrow Fund in satisfaction of claims by Parent, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, to authorize the sale of Escrow Shares from the Escrow Fund, and to take all actions necessary or appropriate in the judgment of Securityholders' Agent for the accomplishment of the foregoing. Such agency may be changed by the Indemnifying Shareholders from time to time upon not less than thirty (30) days' prior written notice to Parent and the Escrow Agent; provided that the Securityholders' Agent may not be removed unless holders of a two-thirds interest of the Escrow Fund agree to such removal and to the identity of the substituted agent. Any vacancy in the position of Securityholders' Agent may be filled by approval of the holders of a majority in interest of the Escrow Fund. No bond shall be required of the Securityholders' Agent, and the Securityholders' Agent shall not receive compensation for his or her services. Notices or communications to or from the Securityholders' Agent shall constitute notice to or from each of the Indemnifying Shareholders. Unless and until the Escrow Agent has notice of a new Securityholders' Agent, it may assume that any such notice constitutes valid notice under this provision.

                 b. The Securityholders' Agent shall not be liable for any act done or omitted hereunder as Securityholders' Agent while acting in good faith and in the exercise of reasonable judgment. The Indemnifying Shareholders on whose behalf the Escrow Amount was contributed to the Escrow





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
Fund shall severally indemnify the Securityholders' Agent and hold the Securityholders' Agent harmless against any loss, liability or expense incurred without negligence or bad faith on the part of the Securityholders' Agent and arising out of or in connection with the acceptance or administration of the Securityholders' Agent's duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Securityholders' Agent.

                 c. A decision, act, consent or instruction of the Securityholders' Agent, in each case in a writing signed by the Securityholders' Agent, shall constitute a decision of all the Indemnifying Shareholders for whom a portion of the Escrow Amount otherwise issuable to them are deposited in the Escrow Fund and shall be final, binding and conclusive upon each of such Indemnifying Shareholders, and the Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the Securityholders' Agent as being the decision, act, consent or instruction of each every such Indemnifying Shareholder. The Escrow Agent and Parent are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Securityholders' Agent.

                 d. In the event Parent becomes aware of a third-party claim which Parent believes may result in a demand against the Escrow Fund, Parent shall notify the Securityholders' Agent of such claim, and the Securityholders' Agent, as representative for the Indemnifying Shareholders, shall be entitled, at their expense, to participate in any defense of such claim. Parent shall have the right in its sole discretion to settle any such claim; provided, however, that except with the consent of the Securityholders' Agent, no settlement of any such claim with third-party claimants shall alone be determinative of the amount of any claim against the Escrow Fund. In the event that the Securityholders' Agent has consented in writing to any such settlement, the Securityholders' Agent shall have no power or authority to object under any provision of this Agreement to the amount of any claim by Parent against the Escrow Fund with respect to such settlement.

         9.      Stock Splits, Investments and Tax Allocations.

                 a. Any cash dividends, dividends payable in securities or other distributions of any kind, including any shares of Parent capital stock received upon a stock split, shall be retained in the Escrow Fund and become a part thereof. Any provision hereof or of Article 4.5 shall be adjusted to appropriately reflect any stock split or reverse stock split.

                 b. Upon receipt by the Escrow Agent of specific written investment instructions from the Securityholders' Agent, available uninvested cash in the Escrow Fund shall be invested (and reinvested, as the case may be) from time to time by the Escrow Agent in any of the following investments, as specified in such instruction:

                          (i)     obligations issued or guaranteed by The United
States of America or any agency or instrumentality thereof;





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
                          (ii)    certificates of deposit of or interest
bearing accounts with national banks or corporations endowed with trust powers, including the Escrow Agent, having capital and surplus in excess of $100,000,000;

                          (iii)   commercial paper that at the time of
investment is rated A-1 by Standard & Poors Corporation or Prime-1 by Moody's Investors Service, Inc.;

                          (iv)    repurchase agreements with any bank or
corporation described in clause (ii) fully secured by obligations described in clause (i);

                          (v)     State Street Bank Insured Money Market
Deposit Account ("IMMA").

         Investments pursuant to such investment instructions described above shall in all instances be subject to availability (including any time-of-day requirements). In no instance shall the Escrow Agent have any obligation to provide investment advice of any kind. In the absence of such written investment instructions, Parent, the Securityholders' Agent and the Indemnifying Shareholders agree that any available, uninvested cash in the Escrow Fund at the end of a business day shall be invested by the Escrow Agent overnight in IMMA.

                 c. The Escrow Agent shall be authorized at all times and from time to time to liquidate any investment of cash in the Escrow Fund as may be necessary to provide available cash to make any release, disbursement or payment called for under the terms of this Agreement. The Escrow Agent shall have no responsibility or liability for any losses resulting from liquidation of any investment (such as liquidation prior to maturity).

                 d. Investment earnings and other income from investment of cash in the Escrow Fund (net of transaction costs) shall be deposited in the Escrow Fund and shall become part of the Escrow Fund (and may be reinvested pursuant to the terms of Section 9(b) above), and all losses incurred on any investment shall be debited to the Escrow Fund. In no event shall the Escrow Agent have any liability under this Agreement for investment losses incurred on any investment or reinvestment.

                 e. The parties hereto agree that, for tax reporting purposes, all dividends on Parent Capital Stock or on Parent capital stock received upon a stock split, and all interest or other income earned from the investment of any monies in the Escrow Fund shall be allocable to the Indemnifying Shareholders in accordance with their percentage interests in the Escrow Fund as set forth in Annex A hereof.

                 f. Each of Parent and the Shareholders' Agent agrees, on or before April 1, 1997, to execute and deliver to the Escrow Agent a Form W-9 (or Form W-8, in the case of non-U.S. persons) which certifies such person's social security or taxpayer identification number. The parties hereto understand that, in the event their social security or tax identification numbers are not so certified to the Escrow Agent, the Internal Revenue Code of 1986, as it may be amended from time to time, may require withholding of a portion of any interest or other income earned on the investments of monies in the Escrow Fund.





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
         10.     Exculpatory Provisions; Indemnification.

                 a. The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein and as set forth in any additional written escrow instructions (which instructions shall not expose Escrow Agent to any liability additional to that assumed by Escrow Agent hereunder) which the Escrow Agent may receive after the date of this Agreement which are signed by an officer of Parent and the Securityholders' Agent, and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties.

                 b. The Escrow Agent is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court of law, notwithstanding any notices, warnings or other communications from any party or any other person to the contrary. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court, the Escrow Agent shall not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

                 c. In performing any duties under or in connection with this Agreement, the Escrow Agent shall not be liable to any party for damages, losses, or expenses, except for gross negligence or willful misconduct on the part of the Escrow Agent. The Escrow Agent shall not incur any such liability for (A) any act or failure to act made or omitted in good faith, or (B) any action taken or omitted in reliance upon any instrument, including any written statement or affidavit provided for in this Agreement that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority. In addition, the Escrow Agent may consult with the legal counsel in connection with Escrow Agent's duties under or in connection with this Agreement and shall be fully protected in any act taken, suffered, or permitted by him/her in good faith in accordance with the advice of counsel. The Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.

                 d. If any controversy arises between the parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold the Escrow Shares and all documents relating thereto and may wait for settlement of any such controversy by final appropriate legal proceedings or other means. In such event, the Escrow Agent will not be liable for damage. Furthermore, the Escrow Agent may at its option, and at the expense of the Escrow Fund, file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves. The Escrow Agent is authorized to deposit with the clerk of the court all documents and Escrow Shares, except all cost, expenses, charges and reasonable attorney fees incurred by the Escrow Agent due to the interpleader action (and which the parties jointly and severally agree to pay). Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.





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
                 e. Parent and the Securityholders' Agent and their respective successors and assigns agree jointly and severally to indemnify and hold Escrow Agent harmless against any and all losses, claims, damages, liabilities, and expenses, including reasonable costs of investigation, counsel fees, and disbursements that may be imposed on Escrow Agent or incurred by Escrow Agent in connection with the performance of his/her duties under or in connection with this Agreement, including but not limited to any litigation arising from or in connection with this Agreement or involving its subject matter.

                 f. Parent and the Securityholders' Agent undertake to instruct the Escrow Agent in writing with respect to the Escrow Agent's responsibility for withholding and other taxes, assessments or other governmental charges, certifications and governmental reporting in connection with its acting as Escrow Agent under this Agreement. Parent and the Securityholders' Agent, jointly and severally, agree to indemnify and hold the Escrow Agent harmless from any liability on account of taxes, assessments or other governmental charges, including without limitation the withholding or deduction or the failure to withhold or deduct same, and any liability for failure to obtain proper certifications or to properly report to governmental authorities, to which the Escrow Agent may be or become subject in connection with or which arises out of this Agreement, including costs and expenses (including reasonable legal fees), interest and penalties. Notwithstanding the foregoing, no distributions will be made unless the Escrow Agent is supplied with an original, signed W-8 form, W-9 form or their equivalent prior to distribution.

         11. Alteration of Duties. The provisions of this Agreement, and the duties arising hereunder may only be altered, amended, modified or revoked by a writing signed by all of the parties hereto. The Securityholders' Agent may sign such a writing only if Indemnifying Shareholders representing at least two-thirds interest of the Escrow Fund agree to such alteration, amendment, modification or revocation.

         12. Resignation and Removal of the Escrow Agent. The Escrow Agent may resign at any time upon giving at least thirty (30) days' written notice to the parties; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows: the parties shall use their best efforts to mutually agree on a successor escrow agent within thirty (30) days after receiving such notice. If the parties fail to agree upon a successor escrow agent within such time, the Escrow Agent shall have the right to appoint a successor escrow agent authorized to do business in the States of California or Massachusetts. The successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent. The Escrow Agent shall be discharged from any further duties and liability under this Agreement.

         13. Further Instruments. If the Escrow Agent reasonably requires other or further instruments in connection with performance of the Duties, the necessary parties hereto shall join in furnishing such instruments.

         14. Disputes. It is understood and agreed that should any dispute arise with respect to the delivery, ownership, right of possession, and/or disposition of the Escrow Shares, or should any claim be made upon such shares by a third party, the Escrow Agent upon receipt of written notice of such dispute or claim by the parties hereto or by a third party, is authorized and directed to retain in its possession without liability to anyone, all or any of said shares until such dispute shall have been settled in accordance with the procedures set forth in this Agreement. The Escrow Agent may, but shall be under no duty whatsoever to, institute or defend any legal proceedings which relate to the Escrow Shares.

         15.     Escrow Fees and Expenses.

                 a. All reasonable fees of the Escrow Agent for performance of its duties hereunder shall be paid by Parent. It is understood that the fees and usual charges agreed upon for services of the Escrow Agent shall be considered compensation for ordinary services as contemplated by this Agreement. In the event that the conditions of this Agreement are not promptly fulfilled, or if the Escrow Agent renders any service not provided for in this Agreement, or if the parties request a substantial modification of its terms, or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to this escrow or its subject matter, the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs, attorney's fees, and expenses occasioned by such default, delay, controversy or litigation. Parent agrees to pay any such reasonable sums promptly upon demand.

                 b. Any out-of-pocket fees and expenses described in a certificate of the Securityholders' Agent delivered to the Escrow Agent as having been incurred by the Securityholders' Agent shall be paid by the Escrow Agent out of the proceeds of sales of Escrow Shares otherwise distributable to the Indemnifying Shareholders, but shall not reduce any payment or distribution to Parent. Accordingly, the Escrow Agent need not make any distribution to the Securityholders' Agent until (i) it has first set aside or paid any amounts set forth in an Officer's Certificate of Parent delivered to the Escrow Agent pursuant to Section 5 of the this Agreement and (ii) it would otherwise make a distribution to the Indemnifying Shareholders.

         16.     General.

                 a. Any notice permitted or required hereunder shall be in writing and shall be deemed to have been given if delivered personally or if mail certified or registered mail, postage prepaid, to the parties at their address set forth below or to such other address as they may hereafter designate:

         To Parent:

                 Geoworks
                 960 Atlantic Avenue
                 Alameda, California 94501
                 Attention:  Jordan J. Breslow, Esq.
                 Telephone No.: (510) 814-5753
                 Facsimile No.: (510) 814-4251

         With a copy to:

                 Wilson Sonsini Goodrich & Rosati
                 650 Page Mill Road
                 Palo Alto, California 94304
                 Attention: Herbert P. Fockler, Esq.
                 Telephone No.: 415/493-9300
                 Facsimile No.: 415/496-4006

         To Securityholders' Agent:

                 David Edward John Crisp
                 The Woodlands
                 Moss Lane
                 Bollington
                 Cheshire SK10 5HS

         With a copy to:

                 Dibb Lupton Alsop
                 Windsor House
                 Temple House
                 Birmingham B2 SLF
                 United Kingdom
                 Attention: John Jackson, Esq.
                 Telephone No.: 011-44-121-200-5085
                 Facsimile No.: 11-44-121-212-2730

         To the Escrow Agent:

                 (i) if by Courier, to:

                 State Street Bank and Trust Company
                 Two International Place, 4th Floor
                 Boston, Massachusetts  02110
                 Attention: Corporate Trust Department (1997 Geoworks Escrow) Telephone No.: 617/664-5669
                 Facsimile No.: 617/664-5371

                 (ii) or if by mail, to:

                 State Street Bank and Trust Company
                 P. O. Box 778
                 Boston, MA 02102
                 Attention: Corporate Trust Department (1997 Geoworks Escrow)

or to such other address as any party may have furnished in writing to the other parties in the manner provided above.

                 b. Neither Parent nor the Securityholders' Agent nor the Escrow Agent shall be responsible for delays or failures in performance resulting from acts beyond its control. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters.

                 c. The captions in this Escrow Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Escrow Agreement.

                 d. This Escrow Agreement may be executed in any number of counterparts, each of which when so executed shall constitute an original copy hereof, but all of which together shall constitute one agreement.

                 e. No party may, without the prior express written consent of each other party, assign this Escrow Agreement in whole or in part. This Escrow Agreement shall be binding upon the respective parties hereto and their heirs, executors, successors and assigns.

                 f. This Escrow Agreement shall be governed by and construed in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within the State of California; provided, however, that issues arising out of, or relating to, the warranties and indemnities set forth in the Warranty Agreement shall be construed under the laws of the United Kingdom, as indicated in the Warranty Agreement. The parties to this Escrow Agreement hereby agree to submit to personal jurisdiction in the State of California.

                 g. This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, and (b) certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, optical disk, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

                 h. This Agreement may not be altered or modified except in writing, nor shall the conduct of the parties constitute a waiver of any of the terms and conditions of this Escrow Agreement, unless such waiver is specified in writing, and then only to the extent so specified. A waiver of any of the terms and conditions of this Escrow Agreement on one occasion shall not constitute a waiver of the other terms of this Escrow Agreement, or of such terms and conditions on any other occasion.
















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                                      -14-

         IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date first above written.

                                     STATE STREET BANK AND TRUST COMPANY


                                     By /s/ DONALD E. SMITH
                                        ----------------------------------
                                          Name: Donald E. Smith
                                          Title: Vice President


                                     GEOWORKS


                                     By /s/ JORDAN BRESLOW
                                        ---------------------------------
                                          Name: Jordan Breslow
                                          Title: Secretary


                                     SECURITYHOLDERS' AGENT
                                     On his own behalf and on behalf of all
                                     Indemnifying Shareholders


                                     /s/ DAVID E. J. CRISP
                                     ------------------------------------
                                     Name: David E. J. Crisp















                          * * * ESCROW AGREEMENT * * *

                                    ANNEX A



Indemnifying Shareholder's Name and Address        Number of Shares in Escrow

David Edward John Crisp                                     28,222
  The Woodlands
  Moss Lane
  Bollington
  Cheshire SK10 5HS

Alistair Jenkins                                            21,380
  127 High Street
 Yatton
 Avon BS19 4DH

David Lee Stevens                                           15,610
  5 Stockdale Farm
  Moor Lane
  Flookburgh
  Cumbria LA11 7LR














                                      -1-